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EXHIBIT 5


                                 ROPES & GRAY
                           ONE INTERNATIONAL PLACE
                       BOSTON, MASSACHUSETTS 02110-2624

30 KENNEDY PLAZA               (617) 951-7000    1001 PENNSYLVANIA AVENUE, N.W.
PROVIDENCE, R.I. 02903                                         SUITE 1200 SOUTH
(401) 455-4400          TELECOPIER: (617) 951-7050       WASHINGTON, D.C. 20004
TELECOPIER: (401) 455-4401                                       (202) 626-3900
                                                     TELECOPIER: (202) 626-3961



                                                         September 15, 1995


The First Years Inc.
One Kiddie Drive
Avon, MA 02322

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement'), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended for the registration of 1,380,000 shares of Common Stock, $.10 par value (the "Shares"), of The First Years Inc., a Massachusetts corporation (the "Company"). Of the Shares to be sold, 600,000 shares are being offered by the Selling Stockholders (the "Stockholder Shares") and 780,000 shares are being offered by the Company (the "Company Shares"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Shareholders listed on Schedule I to the Underwriting Agreement and A.G. Edwards & Sons, Inc. and Adams, Harkness & Hill, Inc., as representatives of the underwriters named in Schedule II of the Underwriting Agreement.

        We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        Based upon the foregoing, we are of the opinion that the Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable. We are also of the opinion that the Company Shares have been duly authorized and, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                        Very truly yours,



                                        Ropes & Gray